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                                                               Exhibit 12.(d)(6)

CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

The purpose of this letter is to indicate that we are interested in exchanging our $13,575,000 principal amount of CellStar's 5% Convertible Subordinated Notes due 2002 for approximately $5,400,000 principal amount of CellStar's Senior Subordinated Convertible Notes convertible into approximately 5,400,000 shares of CellStar Common Stock and approximately $5,000,000 in cash pursuant to the exchange offer described in your letter to us dated December 21, 2001. This amount represents 100% of the 5% Convertible Notes that we beneficially own in the account of The Northwestern Mutual Life Insurance Company ($13,075,000) and the Group Annuity Separate Account ($500,000). Our indication of interest is not binding and is subject to the terms of your letter to us dated December 21, 2001.

Dated: December 21, 2001          THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY


                                  By: /s/ Jerome R. Baier
                                      --------------------------------
                                  Name:   Jerome R. Baier
                                       -------------------------------
                                  Title: its Authorized Representative
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